Exhibit 99.1

Funko Reports Third Quarter 2017 Results

EVERETT, Wash. December 5, 2017— Funko, Inc. (Nasdaq: FNKO), a leading pop culture consumer products company, today reported its financial results for the third quarter ended September 30, 2017.

Third Quarter 2017 Highlights

•	Net sales increased 21.0% to $142.8 million, driven in part by a 26.6% increase in the number of active properties;

•	Gross margin(1) increased 170 basis points to 40.9% and benefited primarily from higher product margins in Europe;

•	Selling, general, and administrative (SG&A) expenses increased 73.9% to $32.5 million and was driven by additional expenses related to the continued growth in the business as well as recent strategic acquisitions and investments in key areas such as Europe and our digital and direct to consumer initiatives;

•	Net income was $8.3 million versus $17.2 million in the third quarter of 2016;

•	EBITDA(2) was $25.8 million versus $27.4 million in the third quarter of 2016; and

•	Adjusted EBITDA(2) was $27.0 million versus $31.0 million in the third quarter of 2016.

(1)	Gross margin is calculated as net sales less cost of sales (excluding depreciation and amortization) as a percentage of net sales.
(2)	EBITDA and adjusted EBITDA are non-GAAP measures. For a reconciliation of EBITDA and adjusted EBITDA to U.S. GAAP net income, please refer to the “Non-GAAP Financial Measures” section of this press release.

“We are pleased with our third quarter results and underlying trends in the business,” said Brian Mariotti, Funko’s Chief Executive Officer. “We are executing against our strategic initiatives by expanding our product portfolio, extending our distribution footprint, building a direct sales model in Europe, and making infrastructure investments to support future growth. As a result, in the third quarter we generated strong sales growth and product margins, and sold a record number of properties across a wider network of retailers. We believe our results are a testament to our unique business model. Our products are channel agnostic, our portfolio of licenses is incredibly broad and our consumer base is passionate and highly diversified.”

Mr. Mariotti continued, “Our stylized products directly connect consumers with pop culture content. With the proliferation and globalization of content, we believe we are well positioned to benefit as the worldwide market for licensed products continues to develop.”

Presentation

This press release presents historical results, for the periods presented, of Funko Acquisition Holdings, LLC (“FAH, LLC”), the predecessor of Funko, Inc. for financial reporting purposes. The financial results of Funko, Inc. have not been included in this press release as it is a newly incorporated entity and had not engaged in any business or other activities during the periods presented. Accordingly, these historical results do not purport to reflect what the results of operations of Funko, Inc. would have been had the Company’s initial public offering (“IPO”) and related transactions occurred prior to such periods. For example, these historical results do not reflect the attribution of net income (loss) to non-controlling interests or the provision for corporate income taxes on the income (loss) attributable to Funko, Inc. that Funko, Inc. expects to recognize in future periods. Unless otherwise indicated, all financial comparisons in this press release compare our financial results from the 2017 third quarter to our financial results from the 2016 third quarter.

Third Quarter 2017 Financial Results

Net sales increased 21.0% to $142.8 million in the third quarter 2017 from $118.0 million in the third quarter of 2016. The increase in net sales was driven primarily by the continued expansion of products and properties in our portfolio. In the third quarter of 2017, the number of active properties increased 26.6% to 400 from 316 in the third quarter of 2016 and the average net sales per active property remained consistent at $0.4 million for both the third quarter of 2017 and 2016. On a geographical basis, net sales in the United States increased 6.5% to $104.2 million and net sales in all foreign countries increased 91.3% to $38.6 million in the third quarter of 2017 from the third quarter of 2016. On a product category basis, net sales of figures increased 21.8% to $114.8 million and net sales of other products increased 17.8% to $28.0 million in the third quarter of 2017 from the third quarter of 2016.

The tables below show the breakdown of net sales on a geographical and product category basis (in thousands):

	Three Months ended September 30,		Period over Period Change
	2017	2016	Dollar	Percentage
United States	$104,234	$97,877	$6,357	6.5%
Foreign	38,578	20,167	18,411	91.3%

	$142,812	$118,044	$24,768	21.0%

	Three Months ended September 30,		Period over Period Change
	2017	2016	Dollar	Percentage
Figures	$114,819	$94,290	$20,529	21.8%
Other	27,993	23,754	4,239	17.8%

	$142,812	$118,044	$24,768	21.0%

Gross margin(1) increased 170 basis points to 40.9% in the third quarter 2017 from 39.2% in the third quarter 2016. Gross margin(1) in the third quarter 2017 benefited primarily from higher product margins in Europe, partially offset by higher royalty expenses from the mix of properties sold in the quarter and higher freight and shipping costs.

SG&A expenses increased 73.9% to $32.5 million in the third quarter 2017 from $18.7 million in the third quarter of 2016. The increase was driven by additional expenses related to the continued growth in the business as well as recent strategic acquisitions and investments in key areas such as Europe and our direct to consumer initiatives. The increase in expenses primarily resulted from a $6.5 million increase in personnel expenses, a $2.3 million increase in accounts receivable reserve, a $1.8 million increase in advertising, marketing and commission expenses, and a $1.3 million increase in rent and related facilities costs. As a percentage of net sales, SG&A expenses were 22.8% in the third quarter 2017 compared to 15.8% in the third quarter 2016.

Depreciation and amortization expense increased 39.0% to $8.4 million in the third quarter of 2017 from $6.1 million in the third quarter of 2016. The increase in depreciation and amortization expense primarily related to an increase in depreciation on tooling and molds from an expanded product offering, an increase in depreciation from leasehold improvements related to our new corporate offices, and an increase in amortization from our 2017 acquisitions of both Underground Toys and Loungefly.

Net interest expense increased 116.1% to $9.1 million in the third quarter of 2017 from $4.2 million in the third quarter of 2016. The increase was primarily related to the incurrence of an additional $50.0 million in long-term debt under our Term Loan A Facility in September 2016, the incurrence of $50.0 million in long-term debt under our Term Loan B Facility in January 2017, and the incurrence of $20.0 million in long-term debt under our Term Loan A Facility and the issuance of the Subordinated Promissory Notes in the aggregate principal amount of $20.0 million in June 2017.

Subsequent Events

Initial Public Offering

On November 6, 2017, Funko, Inc. completed its initial public offering of 10,416,666 shares of Class A common stock at a public offering price of $12.00 per share and received approximately $116.4 million in net proceeds, after deducting underwriting discounts and commissions.

The net proceeds from the IPO and cash on hand were used to repay all of the outstanding aggregate principal balance and accrued interest of $20.9 million on the Company’s Subordinated Promissory Notes, repay all of the outstanding aggregate principal balance and accrued interest of $46.1 million on the Company’s Term Loan B Facility and repay all of the outstanding aggregate principal balance and accrued interest of $55.6 million on the Company’s Revolving Credit Facility. As a result of the repayment of the Company’s Term Loan B Facility, the Company recorded a $5.1 million loss on debt extinguishment related to the write-off of unamortized discount, which will be recognized in the fourth quarter of 2017.

Funko Animation Studios

On November 28, 2017, we acquired 100% of the outstanding equity of A Large Evil Corporation Limited, an award-winning animation studio based in Bath, United Kingdom, for approximately $4 million. Following the acquisition, we will now operate the business as Funko Animation Studios, providing us with an important in-house capability to create more original video content to promote our brands and products globally.

Conference Call and Webcast

The Company will host a conference call at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) today, December 5, 2017, to further discuss its third quarter results. Investors and analysts can participate on the conference call by dialing (877) 407-9039 or (201) 689-8470. Interested parties can also listen to a live webcast or replay of the conference call by logging on to the Investor Relations section on the Company’s website at https://investor.funko.com/.

About Funko, Inc.

Headquartered in Everett, Washington, Funko is a leading pop culture consumer products company. Funko designs, sources and distributes licensed pop culture products across multiple categories, including vinyl figures, action toys, plush, apparel, housewares and accessories for consumers who seek tangible ways to connect with their favorite pop culture brands and characters. Learn more at https://funko.com/, and follow us on Twitter (@OriginalFunko) and Instagram (@OriginalFunko).

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including statements regarding our potential for our strategic initiatives and investments, broadening consumer demand for licensed pop culture products, future opportunities, and gaining worldwide market share. These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: our ability to maintain and realize the full value of our license agreements; the ongoing level of popularity of our products with consumers; changes in the retail industry and markets for our consumer products; our ability to maintain our relationships with retail customers and distributors; our ability to compete effectively; fluctuations in our gross margin; our dependence on content development and creation by third parties; our ability to develop and introduce products in a timely and cost-effective manner; our ability to obtain, maintain and protect our intellectual property rights or those of our licensors; potential violations of the intellectual property rights of others; our ability to attract and retain qualified employees and maintain our corporate culture; risks associated with our international operations; changes in U.S. tax law; foreign currency exchange rate exposure; the possibility or existence of global and regional economic downturns; our dependence on vendors and outsourcers; risks relating to government regulation; risks relating to litigation, including products liability claims and securities class action litigation; any failure to successfully integrate or realize the anticipated benefits of acquisitions or investments; reputational risk resulting from our e-commerce business and social media presence; risks relating to our indebtedness and our ability to secure additional financing; the potential for our electronic data to be compromised; the influence of our significant stockholder, ACON, and the possibility that ACON’s interests may conflict with the interests of our other stockholders; risks relating to our organizational structure; volatility in the price of our Class A common stock; and the potential that we will fail to establish and maintain effective internal control over financial reporting. These and other important factors discussed under the caption “Risk Factors” in our filings with the Securities and Exchange Commission could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

Investor Relations:

John Rouleau or Rachel Schacter, ICR

InvestorRelations@Funko.com

203-682-8200

Media:

Julia Young, ICR

FunkoPR@icrinc.com

203-682-8200

###

Funko Acquisition Holdings, LLC and Subsidiaries

Condensed Consolidated Statements of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
	(In thousands)
	(Unaudited)
Net sales	$142,812	$118,044	$346,610	$294,305

Cost of sales (exclusive of depreciation and amortization shown separately below)	84,387	71,784	214,453	197,583
Selling, general, and administrative expenses	32,511	18,694	83,412	55,781
Acquisition transaction costs	136	138	3,222	487
Depreciation and amortization	8,433	6,069	22,755	17,243

Total operating expenses	125,467	96,685	323,842	271,094

Income from operations	17,345	21,359	22,768	23,211
Interest expense, net	9,091	4,206	23,768	12,085
Other income, net	(32)	—	(145)	—

Income (loss) before income taxes	8,286	17,153	(855)	11,126
Income tax expense	22	—	1,046	—

Net income (loss)	$8,264	$17,153	$(1,901)	$11,126

Funko Acquisition Holdings, LLC and Subsidiaries

Condensed Consolidated Balance Sheets

	September 30, 2017	December 31, 2016

	(In thousands)
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$7,662	$6,161
Accounts receivable, net	99,293	83,607
Inventory	78,836	43,616
Prepaid expenses and other current assets	31,321	19,040

Total current assets	217,112	152,424
Property and equipment, net	38,964	25,473
Goodwill	107,265	97,453
Intangible assets, net	254,391	243,796
Other assets	4,223	3,091

Total assets	$621,955	$522,237

Liabilities and Members’ Equity
Current liabilities:
Line of credit	$61,650	$6,729
Current portion long-term debt, net of unamortized discount	37,559	7,130
Accounts payable	44,952	23,653
Accrued royalties	25,380	21,284
Accrued expenses and other current liabilities	32,871	13,746
Current portion of contingent consideration	2,500	25,000

Total current liabilities	204,912	97,542

Long-term debt, net of unamortized discount	249,177	203,894
Deferred rent	3,438	3,424
Total members’ equity	164,428	217,377

Total liabilities and members’ equity	$621,955	$522,237

Funko Acquisition Holdings, LLC and Subsidiaries

Condensed Consolidated Statements of Cash Flows

	Nine Months Ended September 30,
	2017	2016
	(In thousands)
	(Unaudited)
Operating Activities
Net income (loss)	$(1,901)	$11,126
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	22,755	17,243
Equity-based compensation	4,329	1,750
Contingent consideration	30	8,058
Accretion of discount on long-term debt	3,280	740
Amortization of debt issuance costs	378	209
Changes in operating assets and liabilities:
Accounts receivable, net	(12,358)	(19,839)
Inventory	(17,158)	12,853
Prepaid expenses and other assets	(10,932)	(8,477)
Accounts payable	14,711	7,374
Accrued royalties	2,483	3,720
Accrued expenses and other liabilities	4,823	(38,439)

Net cash provided by (used in) operating activities	10,440	(3,682)

Investing Activities
Purchase of property and equipment	(26,278)	(13,295)
Acquisitions, net of cash	(28,443)	—

Net cash used in investing activities	(54,721)	(13,295)

Financing Activities
Borrowings on line of credit	110,177	26,838
Payments on line of credit	(55,256)	(20,816)
Proceeds from long-term debt, net	66,336	47,600
Payment of long-term debt	(9,650)	(5,450)
Proceeds from subordinated debt, net	20,000	—
Contingent consideration	(17,958)	—
Contributions from members	5,000	15,000
Distribution to members	(72,777)	(70,428)

Net cash provided by (used in) financing activities	45,872	(7,256)

Effect of exchange rates on cash and cash equivalents	(90)	—

Net increase (decrease) in cash and cash equivalents	1,501	(24,233)
Cash and cash equivalents at beginning of period	6,161	24,411

Cash and cash equivalents at end of period	$7,662	$178

Funko Acquisition Holdings, LLC

Non-GAAP Financial Measures

(Unaudited)

EBITDA and Adjusted EBITDA are supplemental measures of our performance that are not required by, or presented in accordance with, U.S. GAAP. EBITDA and Adjusted EBITDA are not measurements of our financial performance under U.S. GAAP and should not be considered as an alternative to net income (loss) or any other performance measure derived in accordance with U.S. GAAP, or as an alternative to cash flows from operating activities as a measure of our liquidity. We define EBITDA as net income (loss) before interest expense, net, income tax expense, depreciation and amortization. We define Adjusted EBITDA as EBITDA further adjusted for monitoring fees, non-cash charges related to equity-based compensation programs, earnout fair market value adjustments, inventory step-ups, acquisition transaction costs, foreign currency transaction gains and losses and other unusual or one-time items. We caution investors that amounts presented in accordance with our definitions of EBITDA and Adjusted EBITDA may not be comparable to similar measures disclosed by our competitors, because not all companies and analysts calculate EBITDA and Adjusted EBITDA in the same manner. We present EBITDA and Adjusted EBITDA because we consider them to be important supplemental measures of our performance and believe they are frequently used by securities analysts, investors, and other interested parties in the evaluation of companies in our industry. Management believes that investors’ understanding of our performance is enhanced by including these non-GAAP financial measures as a reasonable basis for comparing our ongoing results of operations. Management uses EBITDA and Adjusted EBITDA as a measurement of operating performance because they assist us in comparing the operating performance of our business on a consistent basis, as they remove the impact of items not directly resulting from our core operations; for planning purposes, including the preparation of our internal annual operating budget and financial projections; as a consideration to assess incentive compensation for our employees; to evaluate the performance and effectiveness of our operational strategies; and to evaluate our capacity to expand our business.

By providing these non-GAAP financial measures, together with reconciliations, we believe we are enhancing investors’ understanding of our business and our results of operations, as well as assisting investors in evaluating how well we are executing our strategic initiatives. In addition, our Senior Secured Credit Facilities use Adjusted EBITDA to measure our compliance with covenants such as senior leverage ratio. EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation, or as an alternative to, or a substitute for net income (loss) or other financial statement data presented in this press release as indicators of financial performance. Some of the limitations are:

•	such measures do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;

•	such measures do not reflect changes in, or cash requirements for, our working capital needs;

•	such measures do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments on our debt;

•	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and such measures do not reflect any cash requirements for such replacements; and

•	other companies in our industry may calculate such measures differently than we do, limiting their usefulness as comparative measures.

Due to these limitations, EBITDA and Adjusted EBITDA should not be considered as measures of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using these non-GAAP measures only supplementally. As noted in the table below, Adjusted EBITDA includes adjustments for non-cash charges related to equity-based compensation programs, earnout fair market value adjustments, inventory step-ups, acquisition transaction costs and foreign currency transaction gains and losses. It is reasonable to expect that these items will occur in future periods. However, we believe these adjustments are appropriate because the amounts recognized can vary significantly from period to period, do not directly relate to the ongoing operations of our business and complicate comparisons of our internal operating results and operating results of other companies over time. In addition, Adjusted EBITDA includes adjustments for other items, such as monitoring fees, that we do not expect to regularly record following our IPO. Each of the normal recurring adjustments and other adjustments described herein and in the reconciliation table below help management with a measure of our core operating performance over time by removing items that are not related to day-to-day operations.

The following table reconciles EBITDA and Adjusted EBITDA to the most directly comparable U.S. GAAP financial performance measure, which is net income (loss) (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net income (loss)	$8,264	$17,153	$(1,901)	$11,126
Interest expense, net	9,091	4,206	23,768	12,085
Income tax expense	22	—	1,046	—
Depreciation and amortization	8,433	6,069	22,755	17,243

EBITDA	$25,810	$27,428	$45,668	$40,454
Adjustments:
Monitoring fees (a)	489	374	1,470	1,123
Equity-based compensation (b)	583	583	4,328	1,749
Earnout fair market value adjustment (c)	22	1,427	30	8,057
Inventory step-up (d)	—	—	2,630	13,435
Acquisition transaction costs and other expenses (e)	136	1,144	4,311	1,782
Foreign currency transaction (gain) loss (f)	(32)	—	(145)	—

Adjusted EBITDA	$27,008	$30,956	$58,292	$66,600

(a)	Represents monitoring fees paid pursuant to a management services agreement with ACON that was entered into in connection with the ACON Acquisition in 2015, which terminated upon the consummation of the IPO in November 2017.
(b)	Represents non-cash charges related to equity-based compensation programs, which vary from period to period depending on timing of awards.
(c)	Reflects the increase in the fair value of contingent liabilities incurred in connection with the ACON Acquisition and the Underground Toys Acquisition.
(d)	Represents a non-cash adjustment to cost of sales resulting from acquisitions.
(e)	Represents legal, accounting, and other related costs incurred in connection with the IPO, the ACON Acquisition, the Underground Toys Acquisition, the Loungefly Acquisition and other potential acquisitions.
(f)	Represents both unrealized and realized foreign currency (gains) losses on transactions other than in U.S. dollars.